Exhibit 2.3

EXECUTION VERSION

EXPENSES REIMBURSEMENT AGREEMENT

dated as of June 25, 2019

between

ABBVIE INC.

and

ALLERGAN PLC

i

EXPENSES REIMBURSEMENT AGREEMENT

THIS EXPENSES REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of June 25, 2019, between AbbVie Inc., a Delaware corporation (hereinafter called “AbbVie”), and Allergan plc, a company incorporated in Ireland with registered number 527629 having its registered office at Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland (hereinafter called “Allergan”).

WHEREAS, AbbVie has agreed to make an offer to acquire Allergan through its direct wholly owned subsidiary, Venice Subsidiary LLC, a Delaware limited liability company (“Acquirer Sub”), on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement, and Allergan has agreed to reimburse certain third party costs and expenses incurred and to be incurred by AbbVie and/or its Subsidiaries for the purposes of, in preparation for or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances; and

WHEREAS, this Agreement sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Allergan of certain costs and expenses incurred and to be incurred by AbbVie and/or its Subsidiaries for the purposes of, in preparation for or in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                       Definitions.

As used in this Agreement the following words and expressions have the following meanings:

“AbbVie” has the meaning given to that term in the Preamble.

“AbbVie Group” means AbbVie and all of its Subsidiaries.

“AbbVie Payment Events” has the meaning given to that term in Section 3.2.

“AbbVie Reimbursement Payments” has the meaning given to that term in Section 3.1.

“AbbVie Shares” means the common stock of AbbVie, par value $0.01 per share.

“Acquirer Sub” has the meaning given to that term in the Recitals.

“Acquisition” means the proposed acquisition by Acquirer Sub of Allergan by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) including the issuance by AbbVie of the aggregate Share Consideration and payment by Acquirer Sub of the aggregate Cash Consideration pursuant to the Scheme or the Takeover Offer, in each case, as described in the Rule 2.5 Announcement and as provided for in the Transaction Agreement.

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification and reenactment thereof for the time being in force.

“Agreement” has the meaning given to that term in the Preamble.

“Allergan” has the meaning given to that term in the Preamble.

“Allergan Alternative Proposal” means any bona fide proposal or offer (including non-binding proposals or offers) from any Person or Group, other than AbbVie and its Subsidiaries or any of its Concert Parties, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Allergan or any of its Subsidiaries (including equity securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of Allergan, or to which twenty percent (20%) or more of the revenues or earnings of Allergan on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition (including by scheme of arrangement or takeover offer) or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of Allergan, (iii) scheme of arrangement, tender offer, takeover offer or exchange offer that, if consummated, would result in a Person or Group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Allergan, or (iv) scheme of arrangement, merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving Allergan or any of its Subsidiaries, under which a Person or Group or, in the case of clause (B) below, the shareholders or equityholders of any Person or Group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets of Allergan, or to which 20% or more of the revenues or earnings of Allergan on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) immediately after giving effect to such transactions, beneficially own twenty percent (20%) or more of any class of equity or voting securities of Allergan or the surviving or resulting Person (including any parent Person) in such transaction.

“Allergan Board” means the board of directors of Allergan.

“Allergan Group” means Allergan and all of its Subsidiaries.

“Allergan Shareholder Approval” means (i) the approval of the Scheme by a majority in number of members of each class of Allergan Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy five percent (75%) in value of the Allergan Shares of that class held by Allergan Shareholders who are members of that class and that are present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting) and (ii) the Required EGM Resolutions being duly passed by the requisite majorities of Allergan Shareholders at the EGM (or at any adjournment or postponement of such meeting).

“Allergan Shareholders” means the holders of Allergan Shares.

“Allergan Shares” means the ordinary shares of Allergan, par value US$0.0001 per share.

“Allergan Superior Proposal” means any bona fide, written Allergan Alternative Proposal (other than an Allergan Alternative Proposal which has resulted from a breach in any material respect of Section 5.3 of the Transaction Agreement) (with all references to “twenty percent (20%)” in the definition of Allergan Alternative Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Allergan Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Allergan Alternative Proposal that the Allergan Board considers to be appropriate (including the identity of the Person making the Allergan Alternative Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), is more favorable to the Allergan Shareholders from a financial point of view than the Acquisition (taking into account any proposal by AbbVie to amend the terms of the Transaction Agreement).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other federal, state and foreign applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in New York are authorized or required by applicable Law to be closed.

“Cap” has the meaning given to that term in Section 3.1.

“Cash Consideration” means US$120.30 in cash per Allergan Share (as it may be adjusted pursuant to Section 8.1(c)(v) of the Transaction Agreement).

“Concert Parties” means such Persons as are deemed to be Acting in Concert (as defined in the Irish Takeover Panel Act 1997) with AbbVie pursuant to Rule 3.3 of Part A of the Takeover Rules.

“Conditions” means the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions.

“Court Meeting” means the meeting or meetings of the Allergan Shareholders or, if applicable, the meeting or meetings of any class or classes of Allergan Shareholders (and, in each case, any adjournment or postponement thereof) convened by (i) resolution of the Allergan Board or (ii) order of the High Court, in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme.

“Court Order” means the Order or Orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the reduction of capital that forms part of it under Sections 84 and 85 of the Act.

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms or, if the Acquisition is implemented by way of a Takeover Offer, the date on which the Takeover Offer has become (or has been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules.

“EGM” means the extraordinary general meeting of the Allergan Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed).

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Allergan Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) a special resolution to cancel, subject to the approval of the High Court, the issued share capital of Allergan (other than any Allergan Shares held by any member of the AbbVie Group); (iii) an ordinary resolution authorizing the Allergan Board to allot new ordinary shares to Acquirer Sub pursuant to the Transaction Agreement and the Scheme by capitalization of the reserve arising from the cancellation of the issued share capital of Allergan pursuant to the resolution described in clause (ii); (iv) a special resolution amending the Allergan Memorandum and Articles of Association in accordance with Section 4.5 of the Transaction Agreement (the resolutions described in the foregoing clauses (i) through (iv), the “Required EGM Resolutions”); (v) an ordinary resolution that any motion by the Chairperson of the Allergan Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (vi) any other resolutions as Allergan reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by AbbVie (such approval not to be unreasonably withheld, conditioned or delayed).

“End Date” means June 25, 2020; provided, that if as of such date any of Conditions 3(ii), 3(iii), 3(iv) or 3(v) (with respect to Condition 3(v), only if the failure of such Condition to have been satisfied as of such date is an Order or Law under any Antitrust Law) have not been satisfied, and on such date all other Conditions (other than Conditions 2(iii) and 2(iv)) have been satisfied  (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be September 25, 2020.

“Governmental Entity” means any United States, Irish or other foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court, the SEC, and each Allergan Regulatory Agency.

“Group” means a “group” as defined in Section 13(d) of the United States Securities Exchange Act of 1934.

“High Court” means the High Court of Ireland.

“Irrecoverable VAT” means in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 or similar provision in any other jurisdiction.

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, executive order or agency requirement of any Governmental Entity.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Parties” means Allergan and AbbVie and “Party” shall mean either Allergan, on the one hand, or AbbVie, on the other hand (as the context requires).

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“Representatives” means, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives of such Person.

“Rule 2.5 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules for the purposes of the Acquisition, in the form agreed to by on or on behalf of the Parties.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.5 Announcement, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the High Court.

“Scheme Consideration” means, collectively, the Cash Consideration and the Share Consideration, the value of which shall be determined as of the date of the Transaction Agreement.

“Scheme Recommendation” means the recommendation of the Allergan Board that Allergan Shareholders vote in favor of the resolutions to be proposed at the EGM required to effect the Scheme and in favor of the Court Meeting Resolution.

“Share Consideration” means 0.8660 of an AbbVie Share in respect of each Allergan Share subject to the Scheme (as may be adjusted pursuant to Section 8.1(c)(v) of the Transaction Agreement).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Takeover Offer” means an offer in accordance with Section 3.6 of the Transaction Agreement for the entire issued share capital of Allergan (other than any Allergan Shares beneficially owned by AbbVie or any member of the AbbVie Group (if any) and any Allergan Shares held by any member of the Allergan Group) including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents.

“Takeover Offer Document” means, if, following the date of the Transaction Agreement, AbbVie elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6 of the Transaction Agreement, the document to be despatched to Allergan Shareholders and others jointly by AbbVie and Acquirer Sub containing, among other things, the Takeover Offer, the Conditions (except as AbbVie determines  pursuant to and in accordance with Section 3.6 of the Transaction Agreement not to be appropriate in the case of a Takeover Offer) and certain information about AbbVie, Acquirer Sub and Allergan and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the United States Internal Revenue Service and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

“Transaction Agreement”, the transaction agreement dated June 25, 2019 by and among Allergan, AbbVie, and Acquirer Sub.

“VAT” means any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing the same.

“VAT Group” means a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“Willful Breach” means a material breach of this Agreement or the Transaction Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of such agreement.

Section 1.2                       Construction.  The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (v) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (vi) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (viii) references to any Person include the successors and permitted assigns of that Person; (ix) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (x) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term; (xi) references to times are to New York City times unless otherwise specified; and (xii) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

ARTICLE 3
ABBVIE REIMBURSEMENT

Section 3.1                       Reimbursement Payments. Subject to Article 2 and to the other provisions of this Agreement, Allergan agrees to pay to AbbVie, if any AbbVie Payment Event occurs, an amount equal to all documented, specific, quantifiable third party costs and expenses incurred, directly or indirectly, by AbbVie and/or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of third party Representatives to assist in the process (the payments provided for in this Section 3.1, the “AbbVie Reimbursement Payments”); provided, that the aggregate gross amount payable to AbbVie pursuant to this Agreement shall not, in any event, exceed an amount equal to one percent (1%) of the aggregate value of the total Scheme Consideration payable with respect to the Allergan Shares in connection with the Acquisition (excluding, for clarity, any interest in such share capital of Allergan held by AbbVie or any Concert Parties of AbbVie) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Allergan to AbbVie under this Section 3.1 will exclude any amounts in respect of VAT incurred by AbbVie attributable to such third party costs other than Irrecoverable VAT incurred by AbbVie.

Section 3.2                       Payment Events.  The “AbbVie Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)                               the Transaction Agreement is terminated (in accordance with Section 9.1(a) of the Transaction Agreement):

(i)                                  by AbbVie at any time prior to the receipt of the Allergan Shareholder Approval, due to an “Allergan Change of Recommendation” (under Section 5.3 of the Transaction Agreement) having occurred; or

(ii)                              by Allergan, at any time prior to obtaining the Allergan Shareholder Approval, in response to an Allergan Superior Proposal in compliance with Section 5.3 of the Transaction Agreement and, substantially concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Allergan Superior Proposal is duly executed and delivered by Allergan and all other parties thereto; or

(b)                              all of the following occur:

(i)                                  the Transaction Agreement is terminated (x) by AbbVie if Allergan breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would have resulted in a failure of Condition 4(iii) and (2) was not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (A) the End Date and (B) 30 days following written notice by AbbVie thereof (such termination, a “Breach Termination”) or

(y) by AbbVie or Allergan, if the Court Meeting or the EGM was completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, were not approved by the requisite majorities; and

(ii)                              prior to the Court Meeting, an Allergan Alternative Proposal was publicly disclosed or announced (or, in the case of a Breach Termination, was made publicly or privately to the Allergan Board), or any person shall have publicly announced an intention (whether or not conditional) to make an Allergan Alternative Proposal (it being understood that, for purposes of this Section 3.2(b)(ii) and Section 3.2(b)(iii) below, references to “twenty percent (20%)” in the definition of Allergan Alternative Proposal shall be deemed to refer to “fifty percent (50)%”); and

(iii)                          (x) an Allergan Alternative Proposal is consummated within twelve months after such termination, or (y) a definitive agreement providing for an Allergan Alternative Proposal is entered into within twelve months after such termination and is subsequently consummated, in the case of each of clauses (x) and (y), regardless of whether such Allergan Alternative Proposal is the same Allergan Alternative Proposal referred to in Section 3.2(b)(ii).

Section 3.3                       Requests for Reimbursement.  Each request by AbbVie for an AbbVie Reimbursement Payment shall be (a) submitted in writing to Allergan no later than 60 calendar days following the occurrence of the applicable AbbVie Payment Event; (b) accompanied by written invoices or written documentation supporting the request for an AbbVie Reimbursement Payment; and (c) subject to compliance with Section 3.3(b), satisfied in full by payment in full by Allergan to AbbVie in cleared, immediately available funds within seven calendar days following such receipt of such invoices or documentation.

Section 3.4                       VAT.  AbbVie and Allergan consider that any amounts payable hereunder do not represent consideration for a taxable supply.  If and to the extent that any relevant Tax Authority determines that any AbbVie Reimbursement Payment is consideration for a taxable supply and that Allergan (or any member of a VAT Group of which Allergan is a member) is liable to account to a Tax Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT, then:

(a)                               the AbbVie Reimbursement Payment shall be deemed to be exclusive of any VAT and any VAT shall be due and payable by Allergan or the relevant member of a VAT Group of which Allergan is a member to a Tax Authority in addition to the AbbVie Reimbursement Payment, in accordance with applicable VAT Law (subject to the provisions of Section 3.4(b) and (c) below);

(b)                              the sum of the total amount payable by Allergan by way of any AbbVie Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the AbbVie Reimbursement Payment is consideration (“Allergan Irrecoverable VAT”), shall not exceed the Cap and the total amount of the AbbVie Reimbursement Payment shall be reduced to ensure such; and

(c)                               to the extent that Allergan has already paid amounts in respect of any AbbVie Reimbursement Payment the sum of which, when combined with any Allergan Irrecoverable VAT, exceeds the Cap, AbbVie shall repay to Allergan, by way of a reduction in the amount of the AbbVie Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining AbbVie Reimbursement Payment combined with any Allergan Irrecoverable VAT arising in connection with such does not exceed the Cap.

AbbVie shall (and shall procure that any applicable member of the AbbVie Group shall) accommodate any reasonable action that  Allergan requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that the AbbVie Reimbursement Payment is consideration for a taxable supply for VAT purposes and/or that Allergan or any member of the Allergan Group is liable to account to the relevant Tax Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT.

Section 3.5                       Recovered VAT.  If AbbVie makes any payments to Allergan under Section 3.4, and after making such a payment, Allergan becomes entitled to recover all, or any part, of the Allergan Irrecoverable VAT from the relevant Tax Authority, Allergan shall notify AbbVie without delay and, as soon as practicable, repay to AbbVie the lesser of:

(a)                               the amount recovered (whether by way of credit or refund) from the Tax Authority; and

(b)                              the sum paid by AbbVie to Allergan under Section 3.4.

Section 3.6                       Outside the European Union.  AbbVie confirms that it is established outside of the European Union for VAT purposes.

ARTICLE 4
GENERAL

Section 4.1                       Governing Law.

(a)                               This Agreement and all disputes, claims, actions, suits or proceedings (collectively, “Actions”) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Laws of Ireland shall apply solely to the extent any provision hereof, or transaction contemplated hereby, is required by the Laws of Ireland to be governed by, and construed in accordance with, the Laws of Ireland (such provisions or transactions, the “Irish Matters”).

(b)                              Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction with respect to any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court.  Any

Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom.  Notwithstanding the forgoing, any Irish Matter shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

Section 4.2                       Counterparts.  This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

Section 4.3                       Notices.

(a)                               Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including facsimile or email transmission), to the Party to be served as follows:

(i)                                  if to AbbVie, to:

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064-6400
Attention: Laura J. Schumacher, Vice Chairman, External Affairs and Chief Legal Officer
Facsimile: (847) 935-3294

with copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax:                                                  (212) 446-4900
Email:                                  eric.schiele@kirkland.com
                                                                              jonathan.davis@kirkland.com
Attention:         Eric Schiele, P.C.
                                                                              Jonathan L. Davis, P.C.

and

McCann FitzGerald
Riverside One, Sir John Rogerson’s Quay
Dublin 2, D02 X576, Ireland
Fax:                                                  (+353) 1 829 0010
Email:                                  stephen.fitzsimons@mccannfitzgerald.com;

                                                                              david.byers@mccannfitzgerald.com

Attention:         Stephen FitzSimons
                                                                              David Byers

(ii)                              if to Allergan, to:

Allergan plc
Clonshaugh Business and Technology Park,
Coolock, Dublin, D17 E400, Ireland
Fax:                                                  (862) 261-8223
Attention:         Executive Vice President, Chief Legal Officer and Corporate Secretary

with copy to:

Allergan plc
5 Giralda Farms
Madison, New Jersey  07940
Fax:                                                  (862) 261-8223
Attention:         Executive Vice President, Chief Legal Officer and Corporate Secretary

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:                                                  (212) 403-2000
Email:                                     ARBrownstein@wlrk.com

IKirman@wlrk.com

ETetelbaum@wlrk.com

Attention:         Andrew R. Brownstein, Esq.

Igor Kirman, Esq.

Elina Tetelbaum, Esq.

and

Arthur Cox
Ten Earlsfort Terrace

D02 T380, Dublin, Ireland

Fax:                                                  (+353) 1 920-1020
Email:                                  geoff.moore@arthurcox.com
                                                                              cian.mccourt@arthurcox.com

john.barrett@arthurcox.com

Attention:         Geoff Moore
                                                                              Cian McCourt
                                                                              John Barrett

or such other postal or email address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Section 4.3.

(iii)                          All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (addressee’s local time) on a Business Day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 4.4                       Severability.

(a)                               If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

(b)                              If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair: (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

Section 4.5                       Amendments.  No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each Party.

Section 4.6                       Due Authorization.  Each Party hereto represents and warrants to the other that, assuming due authorization, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligation of that Party.

Section 4.7                       Transaction Agreement.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Transaction Agreement, this Agreement shall control.

Section 4.8                       Willful Breach.  Upon AbbVie becoming entitled to an AbbVie Reimbursement Payment, Allergan shall have no further liability in connection with the valid termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay the AbbVie Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to AbbVie, its Subsidiaries or its shareholders; provided, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach, for fraud or as provided for in the Confidentiality Agreement.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

GIVEN under the common seal of ALLERGAN PLC

/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: EVP and Chief Legal Officer and Corporate Secretary

[Signature Page to Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

SIGNED for and on behalf of ABBVIE INC.

/s/ Robert A. Michael
Name: Robert A. Michael
Title: Senior Vice President, Chief Financial Officer

[Signature Page to Expenses Reimbursement Agreement]